UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

Stanley Furniture Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14938	54-1272589

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 North Hamilton Street, No. 200 High Point, North Carolina	27260

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 884-7700

________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On January 9, 2015, the Company released a press release preannouncing certain expected results for the 2014 fourth quarter and total year.  The press release is furnished as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 8.01   Other Events.

In the January 9, 2015 press release preannouncing certain results, the Company also announced that it will revise prior year financial statements as a result of an error identified by management in connection with the accounting for the deferred compensation liability associated with the Company’s Deferred Compensation Capital Enhancement Plan (Plan).  Effective January 1986, the Company established the Plan for select key executives of the Company.  This Plan, funded with life insurance policies, allowed each participant to defer portions of their compensation and, upon retirement, receive an annual payment for life with a minimum of 15 payments.   Since inception of the Plan, the Company has recorded the Plan’s liability based on the participants’ deferred amount plus an overall rate of return less any payments made to the participants.    Upon management’s recent review of the Plan accounting in accordance with generally accepted accounting principles in the United States, it was determined the Plan should have been accounted for in accordance with ASC 715, Pension Plans, which results in an accrued liability based on the ultimate retirement benefit that would have been owed to each participant, discounted using a reasonable discount rate and estimating the payments over time based on the expected mortality of the participants.  The Plan has been frozen to new participants since 1991 and there are no longer any active employees in the Plan.

The Company assessed the materiality of this error on prior periods’ financial statements in accordance with the SEC’s Staff Accounting Bulletins No. 99 and 108 and based on an analysis of quantitative and qualitative factors, determined that the error was not considered material to any of the Company’s historical interim and annual financial statements and, therefore, restatement of previously filed financial statements with the SEC was not required.  The Company also determined that correcting the cumulative amount of the error would be material to the Company’s expected fiscal 2014 consolidated financial statements, and, as such, the Company will revise its previously issued consolidated financial statements, commencing with its Form 10K for the year ending December 31, 2014.  The impact of the revision of the Company’s Consolidated Statements of Operations is to reduce the net loss (fiscal 2014 and 2013) or increase net income (fiscal 2012) by approximately 0.17%, 0.63%, and 0.41% for the nine months ended September 27, 2014, the fiscal year ended December 31, 2013 and the fiscal year ended December 31, 2012, respectively.  The revision has  no impact on Cash Flows for any period.  The cumulative impact of the error correction to the Company’s Consolidated Balance Sheet and Statement of Stockholders’ Equity will result in recognizing an additional deferred compensation liability of approximately $3.8 million at September 27, 2014, $3.8 million at December 31, 2013 and $4.3 million at December 31, 2012, with a corresponding decrease in stockholders’ equity for each period.

Management has discussed this matter with the Company’s Audit Committee, its current independent registered public accounting firm, BDO USA, LLP and its predecessor independent registered public accounting firm, PricewaterhouseCoopers LLP.

Selected unaudited estimated revisions to our previously issued financial information are set forth below (in thousands):

	Sept. 27, 2014		2013		2012
	As reported	As revised	As reported	As revised	As reported	As revised

Total liabilities	$ 13,172	$ 16,924	$ 19,583	$ 23,425	$ 23,477	$ 27,779

Stockholders’ equity:
Common stock, $0.02 par value	283	283	283	283	284	284
Capital in excess of par value	16,366	16,366	15,732	15,732	15,018	15,018
Retained earnings	34,050	31,694	59,784	57,383	72,421	69,940
Accumulated other comprehensive loss	(262)	(1,658)	(158)	(1,599)	(484)	(2,305)
Total stockholders’ equity	50,437	46,685	75,641	71,799	87,239	82,937
Total liabilities and stockholders’ equity	$ 63,609	$ 63,609	$ 95,224	$ 95,224	$ 110,716	$ 110,716

The assumptions used to determine the plan’s financial status and postretirement benefit cost:

	Sept. 27, 2014	2013	2012
Discount rate for funded status		4.00%	3.10%
Discount rate for benefit cost	4.00%	3.10%	4.15%

The discount rate for funded status of the plan for 2014 is determined at the end of the fiscal year.  The RP-2000 Combined Health Mortality Table with generational mortality improvements was used in estimating future benefit payments.

Even though we have concluded the error in the accounting for the Plan is immaterial to our previously issued financial statements, management, in consultation with the Audit Committee, has determined that a material weakness in internal controls over financial reporting existed related to its accounting for the Plan.  A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

99.1

Press Release of the Company dated January 9, 2015, preannouncing certain expected fourth quarter and total year results for 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

   STANLEY FURNITURE COMPANY, INC.

Date: January 9, 2015

By:  /s/Anita W. Wimmer

         Anita W. Wimmer

       Vice President of Finance

       (Principal Financial and Accounting Officer)